UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934
Date of Report: July 10, 2008
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
10990 Wilshire Boulevard, Los Angeles, California 90024
(Address of principal executive offices)                (Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On July 10, 2008, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of KB Home adopted a Policy Regarding Stockholder Approval of Certain Severance Payments (the “Policy”).
The Policy provides that KB Home will obtain stockholder approval before paying severance benefits to an executive officer under a future severance arrangement in excess of 2.99 times the executive officer’s then-current base salary and target bonus.
KB Home’s stockholders had previously approved an advisory proposal asking KB Home’s Board of Directors to seek stockholder approval of future severance arrangements with senior executives that provide benefits in amounts exceeding 2.99 times the executives’ salary and bonus. KB Home’s existing Executive Severance Plan and Change in Control Severance Plan already provide designated officers with severance payments below the advisory proposal’s 2.99 times limit, in each case ranging from 1.0 to 2.0 times salary and bonus depending on the officer’s seniority. By adopting this Policy, the Committee is underscoring KB Home’s intent to continue to remain below the 2.99 times limit in its future severance arrangements.
The Policy applies only to future severance arrangements. Future severance arrangements do not include existing severance arrangements or any severance arrangement KB Home assumes or acquires unless, in each case, the severance arrangement is changed in a manner that materially increases its severance benefits.
The Committee retains the right to amend the Policy and will promptly disclose any amendment.
The foregoing description of the Policy is a summary and is qualified in its entirety by reference to the full text of the Policy furnished as Exhibit 99.1 to this Current Report.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
          99.1 Policy Regarding Stockholder Approval of Certain Severance Payments, adopted July 10, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 14, 2008

KB Home
By:	/s/ WENDY C. SHIBA
Wendy C. Shiba
Executive Vice President, General Counsel and Secretary

EXHIBITS

Exh.	Description

99.1	Policy Regarding Stockholder Approval of Certain Severance Payments, adopted July 10, 2008.

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